Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No 333-161291) of our report dated April 1, 2013 with respect to our audits of the consolidated financial statements of SafeStitch Medical, Inc. (a development stage company) as of December 31, 2012 and 2011 and for the years in the two-year period ended December 31, 2012 and for the period from September 15, 2005 (inception) through December 31, 2012 included in its Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

/s/ EisnerAmper LLP

New York, New York

April 1, 2013